Exhibit 10.2

THE LUBRIZOL CORPORATION

2005 EXECUTIVE COUNCIL

DEFERRED COMPENSATION PLAN

(As Amended, October 1, 2008)

1. Purpose. The purpose of this 2005 Executive Council Deferred Compensation Plan (the “Plan”) is to permit a person who is a member of the Executive Council (sometimes hereinafter referred to as the “Member” or as the “Participant”), and who is employed by The Lubrizol Corporation (the “Company”), to defer a portion of such Member’s compensation earned in calendar years beginning on or after January 1, 2005, as provided in this Plan.

2. Administration. The Plan shall be administered by the Organization and Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee’s interpretation and construction of all provisions of the Plan shall be binding and conclusive upon all Participants and their heirs and/or successors.

3. Right to Defer Compensation.

(a) A Member may, at any time prior to January 1 of a given calendar year, elect, for one the calendar year commencing with the calendar year immediately following the election (“Participation Year”), to defer under the Plan a pre-selected fixed dollar amount or percentage up to 90 percent of such Member’s annual variable compensation, if any (the “deferred compensation”), under the Company’s annual incentive plan (“Incentive Plan”), which such Participant may thereafter be entitled to receive for services performed during the Participation Year; provided, however that the actual amount deferred will be the elected amount less any applicable withholding taxes. Notwithstanding the foregoing, a Member may prior to March 15, 2005 make an election relating to deferred compensation with respect to services performed on or after January 1, 2005 and on or before December 31, 2005.

(b) The election under this Section 3 shall take effect on the first day of the elected Participation Year and such election shall be irrevocable for any elected Participation Year once such Participation Year shall have commenced.

(c) Notwithstanding paragraphs (a) and (b), the first year a Participant becomes eligible to participate in the Plan, he may make an initial deferral election within 30 days after he becomes eligible to participate but only with respect to compensation paid for services performed after the election.

(d) All elections under this Plan shall be made by written notice (on a form provided by the Company) specifying the deferred compensation, if any, determined under paragraph (a).

(e) A Participant must make an election for each Participation Year. Notwithstanding paragraph (b) and the first sentence of this paragraph (e), any variable compensation earned after the end of the first month in which a Participant under this Plan ceases to be a Member, as defined in Section 1, but continues to be employed by the Company, shall not be deferred, provided however, the balance in the Participant’s Stock Deferral Accounts shall continue to be held and administered pursuant to the Plan.

(f) All notices by a Participant under the Plan shall be in writing and shall be given to the Company’s Vice President, Human Resources.

(g) Once a Member has met the Member’s Lubrizol stock ownership guidelines, the Member is no longer eligible to make a deferral election under this Plan; provided however, the foregoing shall not apply to a Member who becomes subject to a higher stock ownership guideline due to a change in the stock ownership requirements or due to the Member’s promotion to a higher level of stock ownership requirement until the Member has met the new stock ownership guidelines.

4. Stock Deferral Accounts and Stock Matching Accounts.

(a) At the close of business of the day on which the Incentive Plan deferred compensation would have been payable to the Participant in the absence of the election under the Plan to defer payment thereof, there shall be credited to a separate Stock Deferral Account and Stock Matching Account for each Participant full and fractional stock equivalent units (“Units”) which shall be established as hereinafter provided and shall be maintained for each Participant on the Company’s records.

(b) The number of full and fractional Units that shall be credited to a separate Stock Deferral Account for a Participant shall be equal to an amount determined by dividing the Participant’s deferred compensation for the applicable Participation Year by the average of the closing price for Lubrizol Common Shares (“Shares”) on the New York Stock Exchange (“NYSE”) composite transactions reporting system (“composite tape”) for each of the ten (10) consecutive trading days commencing on the fourth business day following the release of earnings for such Participation Year.

(c) The number of full and fractional Units that shall be credited to a separate Stock Matching Account for a Participant shall be equal to an amount determined by multiplying the number of Units determined in paragraph (b) by .25.

(d) To the extent that, at the time Units are credited to a Stock Deferral Account Stock Matching Account of a Participant, any federal, state or local payroll withholding tax applies (e.g., Medicare withholding tax), the Participant shall be responsible for the payment of such amount to the Company and the Company shall promptly remit such amount to the proper taxing authority.

(e) The amount of deferred compensation used in the formulae set forth in paragraphs (b) and (c) shall not constitute sums due and owing to Participant. Such amounts shall be used solely as part of the formulae to determine the number of full and fractional Units.

(f) As of each dividend payment date established by the Company for the payment of cash dividends with respect to its Shares, the Company shall credit each separate Stock Deferral Account and Stock Matching Account of a Participant with an additional number of whole and/or fractional Units equal to:

(i)	the product of (x) the dividend per Share which is payable with respect to such dividend payment date, multiplied by (y) the number of whole and fractional Units credited to the separate Stock Deferral Account and Stock Matching Account, respectively, of the Participant as of such payment date;

divided by

(ii)	the closing price of a Share on the dividend payment date (or if Shares were not traded on that date, on the next preceding day on which Shares were so traded), as reported on the NYSE- composite tape.

(g) At no time prior to actual delivery of Shares pursuant to the Plan shall the Company be obligated to purchase or reserve Shares for delivery to any Participant and a Participant shall not be a shareholder or have any of the rights of a shareholder with respect to the Units credited to each separate Stock Deferral Account or Stock Matching Account of a Participant.

5. Payment of Deferred Compensation.

(a) All Units credited to a separate Stock Deferral Account and Stock Matching Account of Participant, including dividend equivalents thereon, shall be payable to the Participant in a lump sum within 60 days after the third anniversary from the first date Units were credited to such separate Stock Deferral Account and Stock Matching Account of the Participant under Section 4(a) for a particular Participation Year unless the Participant elects at the time of deferral under Section 3 to have the Units paid six (6) months after the Participant’s separation from service or upon another specified date; provided, however, that after the Participant makes the deferral election under Section 5, the Participant may elect once for any Participation Year of deferral, to change the date of distribution to another in-service year or six (6) months after the Participant has separated from service; provided further, that any such modification must be made in writing at least twelve (12) months prior to the original date of distribution; provided further, that the deferred distribution date must be at least five (5) years after the date originally selected. Amounts so further deferred will be paid within 60 days after the date selected.

(b) All distributions or payments of Units to a Participant in the Participant’s Stock Deferral Account shall be made in Shares equal to the number of whole Units credited to the separate Stock Deferral Account(s) of the Participant which become payable in accordance with Section 5(a). Any fractional number of Units shall be paid in cash in lieu of Shares based on the closing price for a Share on the NYSE composite tape on the date the Stock Deferral Account(s) become payable.

(c) All distributions or payments of Units to a Participant in the Participant’s Stock Matching Account shall be made in cash equal to the number of whole Units credited to the separate Stock Matching Account(s) of the Participant, which become payable in accordance with Section 5(a) multiplied by the closing price for a Share on the NYSE composite tape on the date the Stock Matching Account(s) become payable.

(d) To the extent that, at the time Shares are distributed to a Participant, any federal, state or local payroll withholding tax applies, tax withholding for distributions shall be made from those Shares that would provide for the federal, state and/or local income tax at the rates then applicable for supplemental wages, unless otherwise requested by the Participant, but in no event less than the statutory minimums for tax withholding. For purposes of determining the number of Shares that are to be withheld to provide for the tax withholding, Shares shall be valued at the closing price on the New York Stock Exchange of a Share on the date the Shares are distributable (or if the Shares were not traded on that date, on the next preceding day on which the Shares were so traded). If the determination of the tax withholding would require the withholding of a fractional Share, the Company shall withhold the nearest whole number of Shares needed to pay the tax withholding, rounded up, and remit to the Participant in cash the amount of the excess after the withholding taxes have been satisfied.

(e) In the event a Participant dies prior to receiving payment of the entire amount in each separate Stock Deferral Account and Stock Matching Account of the Participant, the unpaid balance shall be paid within 60 days after the date of death to such beneficiary as the Participant may have designated in writing to the Vice President, Human Resources, of the Company as the beneficiary to receive any such post-death distribution under the Plan or, in the absence of such written designation, to the Participant’s legal representative or to the beneficiary designated in the Participant’s last will as the one to receive such distributions.

(f) To the extent the Committee deems necessary, the Shares distributed to a Participant pursuant to Section 5(a) or 6 or to a beneficiary pursuant to Section 5(e) may contain such restrictions on the right of immediate transfer as the Committee may reasonably determine.

6. Unforeseeable Emergency. The Committee may accelerate the distribution of part or all of one or more of a Participant’s separate Stock Deferral Accounts and Stock Matching Account for reasons of an unforeseeable emergency that cannot be met using other resources, as determined by the Committee pursuant to the terms of this Section 8. For purposes of the Plan, an unforeseeable emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); the loss of Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution based on severe financial hardship shall not exceed the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated from the distribution).

7. Non-assignability. None of the rights or interests in any of the Participant’s separate Stock Deferral Accounts and Stock Matching Accounts shall, at any time prior to actual payment or distribution pursuant to the Plan, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, and such rights and interest shall not be subject to payment of debts by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

8. Interest of Participant. The Company shall be under no obligation to segregate or reserve any funds or other assets for purposes relating to the Plan and, except as set forth in this Plan, no Participant shall have any rights whatsoever in or with respect to any funds or other assets held by the Company for purposes of the Plan or otherwise. Each Participant’s separate Stock Deferral Accounts and Stock Matching Accounts maintained for purposes of the Plan merely constitutes a bookkeeping entry on records of the Company, constitutes the unsecured promise and obligation of the Company to make payments as provided herein, and shall not constitute any allocation whatsoever of any cash or other assets of the Company or be deemed to create any trust or special deposit with respect to any of the Company’s assets. Notwithstanding the foregoing provisions, nothing in this Plan shall preclude the Company from setting aside Shares or funds in trust pursuant to one or more trust agreements between a trustee and the Company. However, no Participant shall have any secured interest or claim in any assets or property of the Company or any such trust and all Shares or funds contained in such trust shall remain subject to the claims of the Company’s general creditors.

9. Miscellaneous. In the event of any change in the number of outstanding Shares by reason of any stock dividend, stock split up, recapitalization, merger, consolidation, exchange of shares or other similar corporate change, the number of Units credited to each separate Stock Deferral Account and Stock Matching Account of a Participant shall be appropriately adjusted to take into account any such event.

10. Amendment. The Board of Directors of the Company, or the Organization and Compensation Committee, may, from time to time, amend or terminate the Plan, provided that no such amendment or termination of the Plan shall adversely affect any Stock Deferral Account or Stock Matching Account of a Participant as it existed immediately before such amendment or termination or the manner of distribution thereof, unless such Participant shall have consented thereto in writing. Notice of any amendment or termination of the Plan shall be given promptly to all Participants.

11. Plan Implementation. This Plan is adopted and effective for deferrals of variable compensation earned for calendar years beginning on and after January 1, 2005, and amended and restated January 1, 2008.

12. Section 409A Transition Elections. A Participant who prior to January 1, 2008 has made an initial deferral election under this Plan may change the form and/or time of payment with respect to any or all of such elections provided however, that any election to change the time and/or form of payment shall be made prior to December 1, 2007; provided however that (a) no such election may be made for amounts otherwise payable under this Plan during 2007, and (b) no payment pursuant to such election may be payable prior May 1, 2008.